Exhibit 10.11(e)

Amendment to Avis Budget Group, Inc.

2007 Equity and Incentive Plan

This Amendment, dated as of January 27, 2010 is made to the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

WHEREAS, Avis Budget Group, Inc. (the “Company”) has adopted the Plan; and

WHEREAS, pursuant to Section 8(d) of the Plan, the Board of Directors of the Company (the “Board”) has the right to amend the Plan from time to time; and

WHEREAS, the Board deems it advisable to clarify and amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 8(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“(a) Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit an Award to be transferred to a “family member” (within the meaning of Section A.1.(a)(5) of the general instructions of Form S-8) for estate planning purposes and for no value, provided that such transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such transfer and the transferee’s acceptance thereof signed by the Grantee and the transferee, and provided, further, that such Award may not be subsequently transferred other than by will or by the laws of descent and distribution or to another “family member” (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and the applicable Award agreement, and shall remain subject to the terms of the Plan and the applicable Award agreement. In addition, an Award shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and an Award shall not be subject to execution, attachment or similar process. Upon any attempt to transfer an Award or in the event of any levy upon an Award by reason of any execution, attachment or similar process contrary to the provisions of the Plan or the applicable Award agreement, such transfer shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.”

2.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

3.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and year first written above.

AVIS BUDGET GROUP, INC.

/s/ Jean Marie Sera
By: Jean Marie Sera
Title: Senior Vice President and Secretary

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